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                                                                      EXHIBIT 14

                        VASO ACTIVE PHARMACEUTICALS, INC.

                             CODE OF ETHICS FOR THE
                         PRINCIPAL EXECUTIVE OFFICER AND
                            SENIOR FINANCIAL OFFICERS


Vaso Active Pharmaceuticals, Inc. (the "Company") expects the highest ethical conduct from its principal executive officer and senior financial officers. The Code of Ethics' purpose is to establish standards and policies to ensure those expectations are met.

COVERED PERSONNEL

For purposes of this Code of Ethics (the "Code"), the Company's Chief Executive Officer is its principal executive officer, and the Company's Chief Financial Officer is its senior financial officer. See EXHIBIT A for a list of personnel currently covered by the Code. If the Company appoints a Treasurer, a Controller, or other officer who is principally responsible for the Company's accounting those employees will automatically be senior financial officers. In addition, the Audit Committee of the Company's Board of Directors (the "Audit Committee") may, from time to time, change the officers designated as senior financial officers. In the event that the Board does so, EXHIBIT A to this Code will be amended to reflect the change.

Compliance is mandatory if you are among those personnel subject to the Code. Because you are expected to foster a culture of integrity and honesty at all times, you should work to ensure that everyone under your supervision also complies with this Code.

HONEST AND ETHICAL CONDUCT

You must conduct yourself honestly and ethically. You will promote honest and ethical conduct through out the Company. As part of this, you should carefully monitor potential conflicts of interest. Consequently, you must disclose to the Audit Committee any investment, interest or association that may interfere, or that may appear to interfere, with your independent judgment of the Company's best interests. The Audit Committee will review the situation and decide the best course of action for the Company or, if required by Delaware law, submit the matter to a vote of all the Board's independent directors. See REVIEW OF CONFLICTS below. However if you have concerns about the conduct of your fellow employees, follow the steps outlined in the Section on "REPORTING VIOLATIONS."

ACCURATE PERIODIC REPORTS

Full, fair, accurate and timely disclosure in the Company's periodic reports (e.g., Forms 10-K and 10-Q), current reports (e.g., Form 8-K), and other reports (e.g., proxy statements) is legally required and is essential to the success of its business. You must exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

     - All Company accounting records, as well as reports produced from those records, must be in accordance with all applicable laws.

     - All records must fairly and accurately reflect the transactions or occurrences to which they relate.

     - All records must fairly and accurately reflect, in reasonable detail, the Company's assets, liabilities, revenues and expenses.


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     -    The Company's accounting records must not contain any false or intentionally misleading entries.

     - No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

     - All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

     - No information should be concealed from internal auditors or the independent auditors.

     - Compliance with the Company's system of internal accounting controls is required.

COMPLIANCE

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations, including the federal securities laws and rules and regulations promulgated by the Securities and Exchange Commission. If you fail to comply with this Code, or with any applicable laws, rules or regulations, you will be subject to disciplinary measures, up to and including immediate dismissal.

REPORTING VIOLATIONS

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the Company's Audit Committee. You may do this in writing (anonymously, if you wish) at the following address: Vaso Active Pharmaceuticals, Inc., 99 Rosewood Drive, Suite 260, Danvers, Massachusetts, 01923, Attention: Audit Committee. Alternatively, you may directly contact any Audit Committee member listed on EXHIBIT A. You have the commitment of the Company and the Audit Committee that you will not be retaliated against for following these ethical standards.

REVIEW OF CONFLICTS

If you think you are faced with a conflict of interest, you may ask the Audit Committee to review the situation. The Board has delegated to the Audit Committee the authority to review all matters under the Code and grant or deny waivers in its sole discretion. Formal waivers may be requested to address conflicts created by relationships and commitments in existence prior to the adoption of the Code or inadvertently acquired assets or responsibilities (e.g. through inheritance or marriage).

The Audit Committee may condition any waiver on compliance with terms and conditions, including delivery of information or limits on future action.

In accordance with the rules of the Securities and Exchange Commission, any change to, or waiver of, this Code must be promptly, publicly disclosed.

REVIEW OF RELATED PARTY TRANSACTIONS

All transactions between the Company and its officers, directors, principal shareholders or affiliates must be disclosed to the Audit Committee. This policy is consistent with the provisions of this Code relating to honest and ethical conduct, the expectation of ethical conduct from our officers, and the Board's own policy on approving related party transactions.


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The Audit Committee will review all related party transactions brought to its attention. After a review of the transaction or transactions, the Audit Committee will report to the independent directors who do not have an interest in the transaction. Their report will recommend either approval or rejection. The Audit Committee's recommendation is not binding on the independent directors.

ENFORCEMENT

Any person who ignores or violates the Code, and any manager who penalizes a subordinate for trying to follow this Code or the ethical standards it embodies, is subject to corrective action, including immediate dismissal.

CONCLUSION

In the final analysis you are the guardian of the Company's ethics. While there are no universal rules, when in doubt you should ask yourself:

     - Will my actions be ethical in every respect and fully comply with the law and with Company policies?

     -    Will my actions have the appearance of impropriety?

     - Will my actions be questioned by my supervisors, associates, clients, family and the general public?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with the Audit Committee.

The Company expects you to share its belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for the Company to achieve its business objectives.


Vaso Active Pharmaceuticals, Inc.

November 13, 2003


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                        VASO ACTIVE PHARMACEUTICALS, INC.

                               CODE OF ETHICS FOR
                         PRINCIPAL EXECUTIVE OFFICER AND
                            SENIOR FINANCIAL OFFICERS


                                    EXHIBIT A


PRINCIPAL EXECUTIVE OFFICER:

Chief Executive Officer: James J. Masiz


SENIOR FINANCIAL OFFICERS:

Chief Financial Officer: Joseph Frattaroli


AUDIT COMMITTEE MEMBERS:

Bruce A. Shear
PHC, Inc., President and Chief Executive Officer
200 Lake Street, Suite 102
Peabody, Massachusetts 01960
Telephone: 978-536-2777

Brian Strasnick, Ph.D.
Willow Laboratories
280 Union Street
Lynn, Massachusetts 01901
Telephone: 781-593-3480